        Exhibit 99.1
PubMatic Announces Appointment of Two New Independent Directors
Anton Hanebrink and Nick Mehta Join the Company’s Board of Directors
NO-HEADQUARTERS/REDWOOD CITY, Calif., August 30, 2023 (GLOBE NEWSWIRE) – PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today announced two new appointments to the company’s board of directors, Anton Hanebrink, Executive Vice President, Chief Corporate Strategy & Development Officer of Intuit Inc., and Nick Mehta, Chief Executive Officer of Gainsight, Inc.
In addition, Cathie Black has decided to retire from the company’s board of directors, effective on August 30, 2023. PubMatic is deeply grateful to Ms. Black for her years of service and wish her well in her retirement.
“We are excited to welcome Anton and Nick to the PubMatic Board of Directors,” said Amar Goel, Founder, Chairman and Chief Innovation Officer at PubMatic. “They each bring valuable experience that will enhance and further diversify the skills on the board and deliver value to PubMatic, our clients, and our shareholders.”
“I'm energized by the incredible opportunities to accelerate profitable growth for PubMatic,” said Anton Hanebrink, Executive Vice President, Chief Corporate Strategy & Development Officer at Intuit. “I’m honored to partner with this board and executive team to help achieve the company’s strategic vision and drive growth in the digital advertising space.”
“I am honored to join the PubMatic Board,” said Nick Mehta, CEO at Gainsight. “The future of SaaS is undeniably centered around digital and scalable solutions, and PubMatic has been an unwavering leader for many years. I'm so excited to collaborate with the talented members of this board and executive team, who champion the customer's voice and are trailblazing the path ahead.”
“I would also like to express my sincere gratitude to Cathie Black for more than nine years of service on our board of directors,” continued Goel. “Her expertise in the world of publishing and advertising has been instrumental in our growth from a small private company, through our IPO, and into one of the leading independent advertising technology companies we are today.”
“I have so enjoyed seeing this company grow in many remarkable ways to include going public in 2020, and I wish the management and team only the best,” said Black.

About Anton Hanebrink:
Anton Hanebrink has served as the Executive Vice President, Chief Corporate Strategy & Development Officer at Intuit Inc., the global financial technology platform that makes Intuit TurboTax, Credit Karma, QuickBooks, and Mailchimp, since November 2016. He previously served in senior corporate strategy and development roles at Square (now known as Block, Inc.), a financial services and mobile payment technology company, from October 2014 to November 2016, and at Intuit serving as its Vice President of Corporate Strategy & Development from January 2011 to October 2014.
Mr. Hanebrink holds a Bachelor of Science in Business Administration from Washington University in St. Louis and a Master’s in Business Administration from The Wharton School at the University of Pennsylvania.

About Nick Mehta:
Nick Mehta currently serves as the Chief Executive Officer of Gainsight, Inc., a software-as-a-service company, which he joined in February 2013. He previously served in senior roles at Accel Partners, a venture capital firm, including serving as an Executive-in-Residence from May 2012 to February 2013, and LiveOffice, a software company, serving as its Chief Executive Officer prior to its acquisition by Symantec from May 2008 to May 2012. Mr. Mehta also currently serves on the board of directors of F5 Networks, Inc., since January 2019, and Lead Edge Growth Opportunities, Ltd., since March 2021.
Mr. Mehta holds a Bachelor of Arts in Biochemistry and a Master of Science in Computer Science from Harvard University.

About PubMatic:
PubMatic (Nasdaq: PUBM) is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, our infrastructure-driven approach has allowed for the efficient processing and utilization of data in real-time. By delivering scalable and flexible programmatic innovation, we improve outcomes for our customers while championing a vibrant and transparent digital advertising supply chain.

Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com
(917) 826-1103